Exhibit 8.1

[                    ], 2010

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300

Fairfax, VA 22031

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Brookfield Homes Corporation, a Delaware corporation (“Brookfield Homes”), in connection with the proposed merger (the “Merger”) of Brookfield Homes and Brookfield Residential Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Brookfield Residential Properties Inc., an Ontario, Canada corporation (“Brookfield Residential”). In the Merger, Brookfield Residential Acquisition Corp. will merge into Brookfield Homes, with Brookfield Homes being the surviving entity and becoming a wholly-owned subsidiary of Brookfield Residential. In connection with the Merger, Brookfield Residential filed a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of (i) up to 50,387,805 shares of common stock of Brookfield Residential, no par value per share, and (ii) up to 76,945 shares of 8% convertible preferred stock of Brookfield Residential, no par value per share. Pursuant to the Merger, Brookfield Residential will issue 0.764900530 shares of Brookfield Residential common stock in exchange for each outstanding share of Brookfield Homes common stock, par value $0.01 per share. In addition, each outstanding share of Brookfield Homes 8% convertible preferred stock will be converted into the right to receive one share of Brookfield Residential 8% convertible preferred stock.

Our opinion set forth herein is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, the Convention Between Canada and the United States of America with Respect to Taxes on Income and Capital, signed September 26, 1980, as amended, and U.S. judicial decisions, in each case as in effect on the date of this opinion. All of the authorities upon which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. Our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

For purposes of rendering our opinion, we have reviewed and relied upon the Registration Statement, the Agreement and Plan of Merger and Contribution and such other records, agreements, instruments and documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate. We are also relying upon certain factual representations and/or determinations by Brookfield Homes and Brookfield Residential set forth in certificates delivered to us dated as of the date hereof.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have assumed that all factual representations and determinations on which our opinion is based are true and correct as of the date given and thereafter where relevant (without regard to whether such representations or conclusions are made “to the best knowledge of” any person or party or with similar qualification) and that no actions have been or will be taken which are inconsistent with such representations or conclusions.

We have furthermore assumed that the exchange of the Brookfield Homes common stock for Brookfield Residential common stock and the conversion of Brookfield Homes 8% convertible preferred stock into the right to receive one share of Brookfield Residential 8% convertible preferred stock will be consummated as described in the Registration Statement and in accordance with the terms of the Agreement and Plan of Merger and Contribution and the other documents and agreements referred to in the Registration Statement, without the modification or waiver of any such terms.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the statements set forth in the Registration Statement under the headings “Summary of the Proxy Statement/Prospectus – Material U.S. Federal Income Tax Consequences” and “Material United States Federal Income Tax Consequences” describe the material United States federal income tax consequences of the issuance of Brookfield Residential common stock in exchange for Brookfield Homes common stock. We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

This opinion is being furnished to Brookfield Homes at its request in connection with the Proxy Statement/Prospectus. We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement under the headings “Summary of the Proxy Statement/Prospectus – Material U.S. Federal Income Tax Consequences” and “Material United States Federal Income Tax Consequences.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

JDH/KAS